Filed pursuant to
Rule 424(b)(3)
333-207093

METROPOLITAN LIFE INSURANCE COMPANY

METLIFE SHIELD LEVEL SELECTORSM 3-YEAR ANNUITY

SUPPLEMENT DATED MAY 1, 2017

TO THE PROSPECTUS DATED JANUARY 4, 2016, AS SUPPLEMENTED

This supplement revises and, to the extent inconsistent therewith, replaces information contained in the Metropolitan Life Insurance Company (“MLIC”) Prospectus, as supplemented. Certain terms used in this supplement have special meanings. If a term is not defined in this supplement, it has the meaning given to it in the Prospectus. It should be read in its entirety and kept together with your Prospectus for future reference. If you have any questions or would like a copy of the Prospectus, please contact us at 1-800-343-8496, or write us at Metropolitan Life Insurance Company, Annuity Service Office, P.O. Box 10366, Des Moines, IA, 50306-0366.

The Prospectus is revised as follows:

1.	The address for MetLife Investors Distribution Company is changed to 200 Park Avenue, New York, NY 10166.

2.	Replace the first sentence under the heading “Total Control Account” on page 32 with the following:

The Beneficiary may elect to have the Contract’s death proceeds paid through a settlement option called the Total Control Account, subject to our current established administrative procedures and requirements.

3.	Replace the third and fourth sentences under the heading “Annuity Date” on page 33 with the following:

The Annuity Date must not be less than thirteen (13) months from the Issue Date after we issue the Contract and will be the first day of the calendar month unless, subject to our current established administrative procedures, we allow you to select another day of the month as your Annuity Date.

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE

Book 266S	May 1, 2017

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